Exhibit 99.1

BancTrust Financial Group, Inc. and the Retirement Systems of Alabama Announce Lease Agreement for New RSA-BankTrust Building

MOBILE, Ala.--(BUSINESS WIRE)--August 25, 2010--Today, BancTrust Financial Group, Inc. (NASDAQ: BTFG) and the Retirement Systems of Alabama marked a milestone for downtown Mobile by signing a lease agreement for the holding company and its subsidiary bank, BankTrust, to occupy 25 percent of the former AmSouth Bank Building, henceforth to be known as the RSA-BankTrust Building.

Dr. David G. Bronner, CEO of the Retirement Systems of Alabama (RSA), and W. Bibb Lamar, Jr., president and CEO of BancTrust Financial Group, Inc., signed the lease in a 9 a.m. CT ceremony held at the Battle House Hotel.

“This is an exciting opportunity for BancTrust and a significant milestone for our company,” said Mr. Lamar. “This move solidifies not only our commitment to downtown but also to the residents of Mobile and South Alabama. Dr. Bronner is making a large commitment to downtown Mobile and we are pleased to be a part of that commitment.”

“BankTrust has been a fixture in Mobile for decades and we are pleased to welcome them to the building,” said Dr. David G. Bronner, CEO of the Retirement Systems of Alabama. “The renovations of the RSA BankTrust Building are a signal to the community, the region and the world that Mobile is a great place to do business. The partnership between RSA and BankTrust demonstrates that the positive momentum continues downtown and throughout Mobile.”

BancTrust Financial Group and its subsidiary bank, BankTrust, presently occupy the four-story building at 100 Saint Joseph Street and the operations center located at 150 North Royal Street. They will occupy approximately 72,000 square feet of the redesigned 34-story building, including the first floor, mezzanine and floors 25 – 31. The new space will house more than 100 employees. Daily banking operations will be conducted on the lobby floor. A new drive-up facility with an ATM will be located at the corner of St. Joseph Street and St. Francis Street.

Lowell Friedman, a director since the bank’s inception in 1985 and director emeritus of BancTrust Financial Group, Inc., negotiated naming rights for the building. The lease agreement and name change are the result of more than a year’s work on the part of BankTrust, the RSA and others.

Kate Irvine of John Toomey and Company worked with BankTrust President Michael D. Fitzhugh and Senior Vice President Rebecca S. Minto to procure the lease.

Tracey Bassett of Goodwyn, Mills and Cawood Architect Group worked with Steven Timms, director of construction development for RSA, to redesign the structure built in 1965 and located at 107 Saint Francis Street. During the Mardi Gras season, the building will be illuminated at night in amber, green and purple. The company plans to move into its new building within the next 12 months.

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is a registered bank holding company headquartered in Mobile, Ala. The company provides an array of traditional financial services through 41 bank offices in the southern two-thirds of Alabama and nine bank offices in northwest Florida. BancTrust Financial Group, Inc. is the only publicly traded bank holding company headquartered in Mobile. It owns the largest community bank in Alabama and is the 3rd largest bank holding company headquartered in the State of Alabama. Its common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

CONTACT:
BancTrust Financial Group, Inc.
Rebecca S. Minto, Vice President Marketing, 251-431-7875